EXHIBIT 99.1

Omega Protein Reports 17 Cents Per Share Third Quarter Profit

HOUSTON, November 10, 2008 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $3.1 million (17 cents a share) for the third quarter of 2008, compared to net income of $7.2 million (42 cents a share) for the third quarter of the previous year.

Revenues for the third quarter ended September 30, 2008 were $54.5 million compared with revenues of $44.6 million for the comparable quarter in 2007. Omega Protein recorded operating income of $5.3 million for the 2008 third quarter, versus operating income of $12.3 million for the third quarter of 2007.

For the nine months ended September 30, 2008, the Company had revenues of $137.7 million, compared with $112.8 million in revenues for the first nine months of 2007. Omega Protein recorded operating income of $21.0 million for the nine months ended September 30, 2008, versus operating income of $18.6 million for the comparable period a year earlier. The Company had net income of $11.7 million ($0.65 per share) for the nine months ended September 30, 2008, compared with net income of $7.4 million ($0.44 per share) for the nine months ended September 30, 2007.

As previously reported, during the quarter ended September 30, 2008, the Company suffered wind and flood damages to two of its facilities as a result of Hurricane Ike. The Company’s Abbeville, Louisiana facility was restored to full capacity within a few weeks. The Company’s Cameron, Louisiana facility is continuing its repairs and is expected to be fully functional for the beginning of the 2009 fishing season. The Company anticipates that its insurance policies will cover substantially all material property damage losses. The Company’s third quarter results reflect decreased margins primarily due to significantly higher per unit production costs due to the lost fishing days caused by Hurricanes Gustav and Ike, combined with increased energy, labor and repair costs experienced during the 2008 fishing season. In addition, prior year third quarter results were favorably impacted by the settlement of the lawsuit with the Company’s insurance carriers pertaining to damages sustained from Hurricanes Katrina and Rita in 2005.

The Company’s 2008 nine month results, in comparison to the same nine months in 2007, after excluding the effects of hurricane losses, insurance recoveries and debt refinancing costs, experienced growth in revenues (22%), gross profit (34%) and net income (96%). The 2008 nine month results reflect increased pricing, particularly for fish oil, similar to other commodity markets during the first half of 2008. Commodity prices began to decrease in mid year and market uncertainty is high at this time. The global fish meal and fish oil markets tend to follow general commodity trends, albeit with less volatility. The Company believes it is well equipped to handle these changing markets due to its favorable financial position which includes a low debt to equity ratio and liquidity provided by internally generated cash, its bank credit facility and federal finance program loans.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s estimates of damages or repair times being incorrect; (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control such as varying fish population, fish oil yields, adverse weather conditions and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand for OmegaPure® being incorrect; and (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues	$54,507	$44,590	$137,774	$112,813
Cost of sales	43,923	33,640	102,976	86,805

Gross profit	10,584	10,950	34,768	26,008
Selling, general and administrative expense	4,211	3,477	11,874	11,656
Research and development expense	630	278	1,280	665
(Insurance recoveries and other proceeds) losses resulting from natural disasters and other, net	423	(5,117)	608	(4,933)

Operating income	5,320	12,312	21,006	18,620
Interest income (expense), net	(978)	(1,204)	(2,876)	(4,010)
Loss resulting from debt refinancing	—	—	—	(3,024)
Other income (expense), net	107	(75)	(17)	(246)

Income before income taxes	4,449	11,033	18,113	11,340
Provision for income taxes	1,335	3,880	6,377	3,984

Net income	$3,114	$7,153	$11,736	$7,356

Basic earnings per share	$0.17	$0.42	$0.65	$0.44

Weighted average common shares outstanding	18,624	16,971	18,160	16,635

Diluted earnings per share	$0.16	$0.41	$0.63	$0.42

Weighted average common shares and potential common share equivalents outstanding	18,875	17,591	18,541	17,325

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2008	December 31, 2007
	(in thousands)
ASSETS
Current assets	$140,266	$107,651
Property and equipment, net	102,554	96,659
Deferred tax assets, net	—	175
Other assets	3,655	3,344

Total assets	$246,475	$207,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$43,945	$24,190
Long-term debt, less current maturities	53,195	58,976
Capital lease obligation, net of current portion	1,717	—
Pension liabilities, net and other	4,202	5,749
Interest rate swap liability, net of current portion	189	459
Stockholders’ equity	143,227	118,455

Total liabilities and stockholders’ equity	$246,475	$207,829

Book value per share outstanding	$7.66	$6.79

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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